EXHIBIT 1

Rio de Janeiro, June 9, 2016.

BM&FBOVESPA S.A. – Securities, Commodities and Futures Exchange (BM&FBOVESPA S.A.-

Bolsa de Valores, Mercadories e Futuros)

Superintendence of Corporate Monitoring

c.c.:	Brazilian Securities and Exchange Commission (CVM – Comissão de Valores Mobiliários)
Mr. Fernando Soares Vieira – Superintendence of Corporate Relations
Mr. Francisco José Bastos Santos – Superintendence of Market and Intermediary Relations

Re.: Official Letter BM&FBOVESPA 2468/2016-SAE

Dear Sirs,

Oi S.A. (“Company” or “Oi”), in response to Official Letter 2468/2016-SAE of BM&FBOVESPA S.A. – Securities, Commodities and Futures Exchange (“BM&FBovespa”), transcribed below (the “Official Letter”), offers the following requested clarifications.

“In light of the latest recorded variations in price of the Company’s shares, number of trades and trading volume, as shown below, we request that you inform by 06/09/2016, subject to the provisions of the sole paragraph of Art. 6 of CVM Instruction No. 358/02, if you are aware of any reason for these variations.

We emphasize the obligation under the sole paragraph of Art. 4 of CVM Instruction No. 358/02, to request information from management and controlling shareholders of the company, in order to ascertain whether they have knowledge of information that should be disclosed to the market.

Common Shares
Price (R$ per share)
Date		Open	Minimum	Maximum	Average	Last	Variation %	No. Transaction	Quantity	Volume
05/25/2016		0.82	0.81	0.84	0.83	0.84	3.70	991	1,976,000	1,640,633.00
05/27/2016		0.87	0.86	0.95	0.91	0.92	9.52	2,530	9,544,100	8,694,392.00
05/30/2016		0.94	0.89	0.94	0.92	0.91	-1.08	852	3,828,100	3,513,044.00
05/31/2016		0.91	0.86	0.91	0.88	0.89	-2.19	1,397	8,018,000	7,040,464.00
06/01/2016		0.88	0.87	1.03	0.96	1.03	15.73	2,927	10,484,600	10,078,721.00
06/02/2016		1.08	1.07	1.30	1.20	1.27	23.30	9,017	28,146,700	33,823,635.00
06/03/2016		1.32	1.17	1.39	1.28	1.29	1.57	4,528	20,638,400	26,335,209.00
06/06/2016		1.25	1.20	1.31	1.27	1.30	0.77	2,386	6,702,000	8,487,611.00
06/07/2016		1.26	1.26	1.44	1.39	1.39	6.92	8,403	17,52,.600	24,305,440.00
06/08/2016	*	1.44	1.39	1.46	1.42	1.43	2.87	388	1,744,600	2,483,754.00

Preferred Shares
Price (R$ per share)
Date		Open	Minimum	Maximum	Average	Last	Variation %	No. Transaction	Quantity	Volume
05/25/2016		0.94	0.92	0.94	0.93	0.93	0.00	467	888,700	824,274.00
05/27/2016		0.96	0.96	1.04	0.99	0.98	5.37	1,666	4,532,700	4,508,250.00
05/03/2016		1.02	0.96	1.02	0.98	0.97	-1.02	501	1,355,400	1,330,243.00
05/31/2016		0.96	0.90	0.96	0.92	0.91	-6.18	2,503	5,488,300	5,057,648.00
06/01/2016		0.91	0.90	1.00	0.95	0.99	8.79	2,180	4,743,100	4,511,841.00
06/02/2016		1.03	1.03	1.25	1.13	1.19	20.20	5,533	26,252,700	29,714,893.00
06/03/2016		1.23	1.10	1.29	1.18	1.17	-1.68	4,041	16,633,800	19,674,397.00
06/06/2016		1.16	1.11	1.21	1.17	1.18	0.85	1,958	6,710,800	7,852,805.00
06/07/2016		1.16	1.14	1.27	1.24	1.23	4.23	4,518	15,890,400	19,640,874.00
06/07/2016	*	1.26	1.25	1.30	1.27	1.30	5.69	654	2,264,200	2,886,216.00
*	Updated as of 8:34 p.m.

The response file must contain the content of the above inquiry as transcribed before the reply of the company.

We caution that this request falls under the Cooperation Agreement signed by the CVM and BM&FBOVESPA on 12/13/2011, and that non-compliance with such may subject the company to the possible application of punitive fines by the Superintendence of Corporate Relations (Superintendência de Relações com Empresas - “SEP”) of the CVM, subject to the provisions of CVM Instruction No. 452/07.”

In this regard, the Company informs that, to its understanding, there are no facts or relevant actions, except those already disclosed by the Company, that could explain the unusual variations in the number of transactions or the volume of trades of the Company’s shares.

These being the considerations that we had in connection with the Official Letter, we remain at your disposal for further clarifications.

Sincerely,

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer.

Oi S.A.

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